Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement: 333- 262920

Dated May 4, 2022

Confidential Investor Presentation Hanover Bancorp, Inc. Investor Presentation May 2022

2 Disclaimer (1) The acquisition is subject to applicable regulatory approvals, approval of the Minden shareholders and other customary closing conditions. The private placement is not conditional on the closing of the acquisition. This presentation has been prepared by us solely for informational purposes based on our own information, as well as informat ion from public and industry sources. This presentation does not constitute an offer to sell, nor a solicitation of an offer to buy, any securities by any person in any ju risdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the SEC nor any other regulatory agency has approved or disapproved of our sec uri ties or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense. Our Common Stock is not a deposit account of our bank subsidiary and is not insured by the FDIC or any other governmental agency. Forward - Looking Statements This presentation includes statements that are, or may be deemed, “forward - looking statements .” In some cases, these forward - looking statements can be identified by the use of forward - looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately,” potential,” “projected,” “pro forma” or, in each case, their negatives or other variations thereon or compar abl e terminology, although not all forward - looking statements contain these words. By their nature, forward - looking statements involve risks and uncertainties because they relate to future events, competitive dy namics, and banking, regulatory, and other developments and depend on anticipated circumstances that may or may not occur or may occur on longer or shorter timeli nes than anticipated. Although we believe that we have a reasonable basis for each forward - looking statement contained in this presentation, we caution you that f orward - looking statements are not guarantees of future performance and that our actual results of operations, financial condition, and liquidity, and the devel opm ent of the industry in which we operate may differ materially from the forward - looking statements contained in this presentation. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in whi ch we operate are consistent with the forward - looking statements contained in this presentation, they may not be predictive of results or developments in future periods. A ny forward - looking statements that we make in this presentation speak only as of the respective dates of such statements, and we undertake no obligation to update such sta tements to reflect events or circumstances after the date of this presentation, except as required by law. Non - GAAP Financial Measures This presentation contains supplemental financial information determined by methods other than in accordance with accounting pri nciples generally accepted in the United States of America (“GAAP”). Our management uses these non - GAAP measures in its analysis of our performance. These measure s should not be considered a substitute for GAAP basis measures nor should they be viewed as a substitute for operating results determined in accordance w ith GAAP. Management believes the presentation of tangible common equity (“TCE”), tangible book value (“TBV”) per share, and return on average tangible common equ ity (“ROATCE”), non - GAAP financial measures that exclude the impact of intangible assets, provide useful supplemental information that is essential to a proper understanding of our financial condition and results. Non - GAAP measures are not formally defined under GAAP, and other entities may use calculation methods tha t differ from those used by us. As a complement to GAAP financial measures, our management believes these non - GAAP financial measures assist investors in comparing t he financial condition and results of operations of financial institutions due to the industry prevalence of such non - GAAP measures.

3 Offering Summary Issuer • Hanover Bancorp, Inc. Exchange / Ticker • Nasdaq / HNVR Base Shares Offered • 1,363,636 Shares (100% Primary) Base Offering Size • $30 million (at the Midpoint) Filing Range • $21.00 - $23.00 Per Share Overallotment Option • 15% (100% Primary) Use of Proceeds • Enhance regulatory capital to support organic and future potential strategic growth Lock - up • 180 days for directors and officers Joint Book - running Managers • Stephens Inc. and Piper Sandler

4 Introduction – Hanover Executive Management Team Source: SEC Filings; Company Documents . Note : Throughout the presentation, unless otherwise specified, references to “Hanover” may be to either the holding company or the bank. Name Position with Hanover Age Years of Banking Experience Year Started at Hanover Michael P. Puorro CEO & Chairman 62 30 + 2012 Brian K. Finneran President 64 40 + 2017 Lance P. Burke Exec. VP & Chief Financial Officer 42 20 + 2021 McClelland Wilcox Senior Exec. VP & Chief Lending & Revenue Officer 50 20 + 2021 Kevin Corbett Exec. VP & Chief Credit Officer 62 35 + 2020 Denise Chardavoyne Exec. VP & Chief Operations Officer 44 20 + 2018 Lisa A. Diiorio First Senior VP & Chief Accounting Officer 58 25 + 2016 Michael Locorriere Exec. VP & Chief Municipal Officer 53 30 + 2020 Alice Rouse Exec. VP & Chief Risk Officer 56 25 + 2017

5 Overview of Hanover Bancorp, Inc. • Founded in 2009, with a focus on serving the South Asian community in Nassau County, NY • The Bank was recapitalized in 2012 by a group led by our current Chairman and CEO Michael Puorro and current members of our Board of Directors • Franchise expansion beginning in 2012: x Adopted a strategic plan focused on providing differentiated consumer and commercial banking services to clients in the western Long Island markets and New York City boroughs, particularly Queens and Brooklyn x From 2012 until 2018 we grew exclusively through an organic strategy focused primarily on the non - qualified mortgage niche residential lending business x Successfully recruited seasoned bankers and banking teams from local, regional and national financial institutions x Completed two successful M&A transactions, acquiring Chinatown Federal Savings Bank in 2019 and Savoy Bank in 2021 Source : S&P Global Market Intelligence; SEC Filings; Company Documents. Note: All figures presented on a fiscal basis ; Hanover has a fiscal year ending September 30th . FDIC deposit data as of 6/30/2021. (1) Adjusted for acquisition costs and related income tax effects. (2) Includes closed Canal St branch deposits. Banking Footprint M&A History Company Name Date Completed Seller Assets Prior to Closing ($M) 5/26/2021 $648 8/9/2019 $141 Financial Snapshot # Branch Name Address Deposits ($M) 1 Headquarters & Mineola 80 East Jericho Turnpike, Mineola, NY $133 2 Garden City Park 2131 Jericho Turnpike, Garden City Park, NY 516 3 Flushing 138-29 39th Avenue, Flushing, NY 34 4 Forest Hills 71-15 Austin Street, Forest Hills, NY 42 5 Sunset Park 5512 8th Avenue, Brooklyn, NY 25 6 Bowery (2) 109 Bowery, New York, NY 99 7 Midtown 600 5th Ave, 17th Floor, New York, NY 312 8 Freehold 4400 Route 9, Freehold, NJ - Dollars in millions Quarter End Fiscal Year End Quarter End 12/31/2021 9/30/2021 12/31/2021 Balance Sheet Profitabilty Total Assets $1,458 Net Income $10.9 $6.5 Total Net Loans 1,268 Adj. Net Income (1) 14.3 6.5 Total Deposits 1,177 Adj. ROAA (1) 1.31% 1.80% Tangible Common Equity 110 Adj. ROATCE (1) 16.5% 24.3% TCE / TA 7.63% NIM 3.97% 4.39% TBV per Share $19.73

6 $423 $559 $720 $708 $1,107 $1,204 $17 $140 $73 $423 $559 $720 $725 $1,247 $1,277 $0 $200 $400 $600 $800 $1,000 $1,200 $1,400 Gross Loans (ex. PPP) PPP Loans $13.41 $15.14 $16.92 $18.23 $18.49 $19.73 $5.00 $10.00 $15.00 $20.00 $373 $468 $650 $665 $1,165 $1,177 $0 $200 $400 $600 $800 $1,000 $1,200 $1,400 Robust TBV Per Share & Balance Sheet Growth Source: S&P Global Market Intelligence; SEC Filings; Company Documents. Note: All figures presented on a fiscal basis; Hanover has a fiscal year ending September 30 th . Dollars in millions. (1) CAGR calculated from September 2017 through December 2021. Tangible Book Value per Share Gross Loans ($ mm) Total Deposits ($mm) Total Assets ($mm) $501 $650 $849 $835 $1,345 $1,385 $17 $140 $73 $501 $650 $849 $852 $1,485 $1,458 $0 $200 $400 $600 $800 $1,000 $1,200 $1,400 $1,600 Total Assets (ex. PPP) PPP Loans Savoy acquisition completed

7 • Expanded commercial banking capabilities significantly, due to the Savoy acquisition, with a particular focus on small business clients and Small Business Administration (SBA) lending • Leverage the Savoy acquisition and expand presence in the New York City market • Continue to purse prudent and commercially attractive acquisitions Business Strategy Source : S&P Global Market Intelligence; SEC Filings; Company Documents. Creating a Differentiated Community Bank Organic Growth Strategic Acquisitions Focus on Delivering Shareholder Value • Build the premier community bank franchise serving customers and small to mid - size business in the New York City metro area and western Long Island • Continue to penetrate the potential customer bases in multiple niche areas • Continue to serve the local economies in their geographic footprint by capitalizing on a focus on personalized service, the ability to realize greater economies of scale than smaller community banks and ability to provide better and more responsive service than larger regional banks • Focus on diversifying the loan portfolio through niche lending segments to generate appropriate risk - adjusted returns • Focus our niche lending on: residential real estate, commercial r eal estate and multi - family • Average loan - to - value of the mortgage underwriting portfolio at origination was 55% Diversifying Loan Portfolio through Niche Segments • The deposit and treasury management products and services complement the niche lending focus • Established a municipal banking business in 2020 with potential to produce a significant level of deposits at cost effective rates with the effort led by Michael Locorriere • Initiative is consistent with a branch - lite and highly efficient approach Complementing the Lending Efforts and Diversifying Funding

8 Investment Highlights Source : S&P Global Market Intelligence; SEC Filings; Company Documents. Note: All figures presented on a fiscal basis; Hanover has a fiscal year ending September 30 th . Data as of 12/31/2021. • Recent market consolidation has resulted in a lack of sub - $5 billion asset sized banks in the Long Island and Greater New York City Metro Area. • Since June 2020, there have been 12 bank transactions in the tri - state area, 7 of which involved targets with total assets less than $5 billion. High Degree of Franchise Scarcity Value • Since 2014, the residential mortgage operation has been highly focused on non - conforming lending in New York City. With the recent addition of Savoy, the Company has acquired a niche in SBA and small business commercial banking platform. • Hanover’s municipal deposit banking business is differentiated in that it is focused on long - term relationships that typically have less pricing volatility, particularly in rising rate environments. Niche Lending & Funding Expertise Drives Pricing Power • Demonstrated track record of profitability and investing in the business. Hanover is highly focused around profitability and a highly efficient operating platform and branch network. • The Company’s level of assets, loans, deposits and revenue relative to the number of branch offices is well above peers. Management believes a continued focus on operating efficiently will result in above average levels of profitability over the long - term . Efficient, Profitable and Scalable Business Model • Since 2016, Hanover has incurred $907k in cumulative net charge - off’s , representing less than 10 basis points of average loans over that time period. • Total non - accrual loans at December 31, 2021 were $6.1 million, or 0.48% of total loans, excluding loans Held - for - Sale and Small Business Administration Paycheck Protection loans. • Hanover’s reserves represent 0.78% of total loans, excluding Held - for - Sale and Small Business Administration Paycheck Protection loans. Disciplined Underwriting and High Quality Balance Sheet • Hanover’s executive team, which is led by Chairman and CEO Michael Puorro, and Brian Finneran, our President, has significant experience with M&A transactions and post - closing integration efforts. • In August 2019, the Company closed the CFSB acquisition and has successfully grown the former CFSB deposit franchise significantly. • In May 2021, the Company closed the Savoy merger , an approximately $ 650 million total asset single branch commercial bank located in NYC. The transaction significantly diversified revenue and lending mix while boosting profitability and leveraging Savoy’s expertise in commercial and SBA lending. Demonstrated Ability to Integrate M&A Transactions

9 2016 Rank Institution Deposits ($mm) 1 $2,695 2 $3,344 3 $2,926 4 $3,009 5 $3,412 6 $2,714 7 $2,260 8 $2,609 9 $1,838 10 $1,392 Significant Consolidation of NYC Metro Community Banks Provides Growth Opportunities Source: SEC Filings; Company Documents; S&P Global Market Intelligence. Note: Dollars in millions. (1) Banks in the NYC MSA acquired in a given year as a percentage of the number of institutions with total assets less than $5 billion as of December 31st of the prior year. (2) Institutions ranked by asset size. Includes banks with total assets less than $5 billion as of 12/31/2016. % of Banks Acquired in NYC (1) Top 20 NYC MSA Banks in 2016 (2) Approximately 49% of banks (1) in NYC MSA were consolidated in the last 5 years 2016 Rank Institution Deposits ($mm) 11 $1,167 12 $1,113 13 $695 14 $946 15 $835 16 $777 17 $746 18 $661 19 $718 20 $573 4.1% 8.7% 9.1% 24.3% 10.7% 18.2% 2016 2017 2018 2019 2020 2021 Acquired Institutions ranked by asset size Long Island Significantly Consolidated

10 5.0 6.2 6.2 6.3 6.4 7.3 7.8 9.5 13.2 20.0 Boston Atlanta Miami Philadelphia Washington D.C. Houston Dallas Chicago Los Angeles New York City 1.03% 1.27% 3.53% 3.97% 4.05% 4.53% 5.20% 5.38% 5.94% 6.02% Los Angeles Chicago Philadelphia Miami Washington D.C. Boston New York City Atlanta Dallas Houston 352 373 457 459 574 582 602 651 848 2,290 Houston Boston Dallas Washington D.C. San Francisco Philadelphia Chicago Sioux Falls, SD Los Angeles New York City 0.9 1.0 1.0 1.1 1.1 1.2 2.3 2.8 3.0 4.2 New Jersey North Carolina Ohio Pennsylvania Georgia Illinois New York Florida Texas California New York MSA – A Leading U.S. Banking Market Source: S&P Global Market Intelligence ; SEC Filings ; US Census. Note: Small Business data as of 2018. (1) Ranking amongst ten largest populated MSAs of 2022. Population (mm) Projected Population Growth (’22 - ’27) Small Businesses (mm) Deposits ($ bn ) Most P opulated MSA 4 th Fastest G rowing MSA (1) 4 th Most S mall B usinesses by State Largest D eposit Market (MSA)

11 $423 $559 $720 $708 $1,107 $1,204 $17 $140 $73 $423 $559 $720 $725 $1,247 $1,277 $0 $300 $600 $900 $1,200 $1,500 $1,800 Gross Loans (ex. PPP) PPP Loans C&I (ex. PPP) 3% Construction & Land 1% Resi Mortgages 36% OO CRE 13% NOO CRE 17% Multifamily 30% Niche Lending Segments Source : S&P Global Market Intelligence ; Company documents; Call Report. Note: All figures presented on a fiscal basis; Hanover has a fiscal year ending September 30 th . (1) Commercial & Industrial excludes $72.9M in PPP loans. (2) CAGR calculated from September 2017 – December 2021. Loan Portfolio Composition (1) Gross Loan Growth ($mm) $1.3 billion For the quarter ended December 31, 2021 1 Residential Real Estate x Initiated our residential lending platform in 2013 with a focus on the boroughs of New York City x We originate mainly non - qualified, alternative documentation single - family residential mortgage loans through broker referrals, our branch network and retail channels. x We offer multiple products including those designed specifically for two - to four - family units 2 Commercial Real Estate (including Multi - family) 3 Commercial and Industrial x CRE lending is an area of expertise for us, with the Savoy acquisition re - enforcing what we believe was an already strong CRE lending foothold in New York City x We maintain a loan - to - value policy limit of 75% for commercial real estate loans x We provide a mix of variable and fixed rate commercial and industrial loans which are typically made to small and medium sized businesses x Prior to the acquisition of Savoy, we had a very limited portfolio of commercial and industrial loans Dollars in 000s For the years ended September 30, Residential RE 2017 2018 2019 2020 2021 Loans originated $157,461 $268,283 $334,099 $96,031 $104,567 Loans sold 79,286 134,464 194,978 36,982 36,375

12 $105.3 $208.3 Peer Median Hanover Niche Lending & Branch - Lite Model Drives Outsized Margins Niche Lending & Funding Expertise Drives Pricing Power Efficient, Profitable and Scalable Business Model 3.1% 3.3% 3.3% 3.3% 4.0% 3.6% 3.7% 3.6% 3.4% 3.3% 2.8% 3.0% 3.2% 3.4% 3.6% 3.8% 4.0% Hanover Peer Median 4.8% 5.1% 5.3% 5.4% 5.1% 4.7% 4.9% 5.1% 4.6% 4.6% 3.5% 4.0% 4.5% 5.0% 5.5% 6.0% Hanover Peer Median Yield on Loans Net Interest Margin x A number of our business segments are focused on providing specialized lending and deposit products to specific customer groups within our markets. x We are focused on providing expertise and excellent service in the chosen segments in which we operate. x Since 2014 our residential mortgage operation has been highly focused on non - conforming lending in New York City. x With Savoy, we acquired a niche SBA and small business commercial banking business. x Our municipal deposit banking business is differentiated in that we are focused on long - term relationships and our customers are not transactional in nature. x Consistently achieving a higher yield on loans than peers. x Low deposit cost coupled with SBA lending growth drives Net Interest Margin Expansion. x This leads to us greatly surpassing peers in Net Interest Margin performance. $69.5 $181.1 Peer Median Hanover $89.2 $168.1 Peer Median Hanover $3.7 $10.1 Peer Median Hanover Revenue per Office Total Deposits per Office Total Net Loans per Office Total Assets per Office $1.0 $3.7 Peer Median Hanover Net Income per Office For the quarter ended 12/31/2021, profitability data annualized Source: S&P Global Market Intelligence; SEC Filings; Company Documents. Note: All figures presented on a fiscal basis; Hanover has a fiscal year ending September 30 th . Peers include major exchange - traded banks and thrifts with most recent quarter total assets between $1 and $ 3 billion, excluding merger targets and mutuals. Note: Annual data as of the fiscal years ended 9/30. Per office metrics calculated using 7 branches, excludes recently opened branch in Freehold, NJ.

13 Asset Quality Managed Through Disciplined Policies and Procedures Source : SEC Filings; S&P Global Market Intelligence; Company Documents. Note: All figures presented on a fiscal basis; Hanover has a fiscal year ending September 30 th . (1) Annualized figure ; 2022Q1 data for the quarter ended 12/31/2021. Credit Philosophy Credit Underwriting and Administration • Management utilized strong local community ties along with their experience with both federal and New York bank regulatory agencies to create a bank that emphasizes strong credit quality. • Total loans having credit risk ratings of S pecial Mention or Substandard were $42.4 million at December 31, 2021 versus $51.9 million at September 30, 2021 and $16.7 million at December 31, 2020. The increase in both the Special Mention and Substandard levels is due to the acquired loan portfolio of Savoy Bank. • Total non - accrual loans at December 31, 2021 were $6.1 million, or 0.48% of total loans and Management believes all of the Company’s non - accrual loans are well collateralized and no specific reserves have been taken with regard to these loans. • The Company has been prudently working with borrowers negatively impacted by the COVID - 19 pandemic while managing credit risks and recognizing an appropriate allowance for loan losses. The Company modified 519 loans totaling $367.1 million under the CARES Act which are excluded from TDR classification under Section 4013 of the CARES Act or under applicable interagency guidance of the federal banking agencies. As of December 31, 2021, 12 loans totaling $11.0 million were still in forbearance, of which 5 loans totaling $2.9 million were loans qualified under Section 9 - x of the New York Banking Law. • Non - performing assets as a % of total assets was 0.42% as of December 31, 2021 vs 0.46% as of December 31, 2020. 0.00% 0.00% 0.26% 0.15% 0.47% 0.42% 0.00% 0.50% 1.00% 1.50% Sep-17 Sep-18 Sep-19 Sep-20 Sep-21 Dec-21 Nonperforming Assets / Total Assets Net Charge - off’s / Average Loans 0.00% 0.00% 0.00% 0.07% 0.03% 0.02% (0.10%) (0.05%) 0.00% 0.05% 0.10% 0.15% 0.20% 2017 2018 2019 2020 2021 2022Q1 (1)

14 $82 $192 $191 $0 $50 $100 $150 $200 $250 $300 Sep-20 Sep-21 Dec-21 $665 $1,165 $1,177 $0 $400 $800 $1,200 $1,600 Sep-20 Sep-21 Dec-21 Growing Core Deposit Franchise • Hired a Chief Municipal Officer and supporting personnel to initiate our municipal banking business, which has grown our muni cip al deposit balances from $74.3 at December 31, 2020 to $407.1 million at December 31, 2021, with an average rate of 0.19%; • Implemented a core processor IT conversion that resulted in a platform with a comprehensive suite of commercial deposit account capabilities; and • Reduced wholesale funding levels (defined as Federal Home Loan Bank (“FHLB”) borrowings, brokered deposits and Qwick Rate accounts ). Source : SEC Filings; Company documents. Note: All figures presented on a fiscal basis; Hanover has a fiscal year ending September 30 th . Diversifying our Deposit Composition Deposit Growth ($mm) Noninterest - bearing Deposits 16% IB Demand, Savings & MMDA 56% Time Deposits 28% Noninterest - Bearing Deposit Growth ($mm) $1.2 billion For the quarter ended December 31, 2021 For the quarter ended September 30, 2012 Noninterest - bearing Deposits 1% IB Demand, Savings & MMDA 26% Time Deposits 73% $54 million

15 Source: S&P Global Market Intelligence; SEC Filings; Company Documents. Note: All figures presented on a fiscal basis; Hanover has a fiscal year ending September 30 th . Asset Liability Management and Net Interest Margin Trends Yield/Cost Analysis Net Interest Margin 5.07% 4.87% 4.63% 4.77% 2.07% 1.87% 0.81% 0.48% 0.00% 1.00% 2.00% 3.00% 4.00% 5.00% 6.00% Sep-19 Sep-20 Sep-21 Dec-21 Yield on Interest-Earning Assets Cost of Interest-Bearing Liabilities 3.14% 3.30% 3.30% 3.29% 3.97% 4.39% 0.00% 1.00% 2.00% 3.00% 4.00% 5.00% Sep-17 Sep-18 Sep-19 Sep-20 Sep-21 Dec-21

16 Source: S&P Global Market Intelligence; SEC Filings; Company Documents. Note: All figures presented on a fiscal basis; Hanover has a fiscal year ending September 30 th . Non - GAAP Reconciliation Tangible Book Value per Common Share As of December 31, As of September 30, Non-GAAP Reconciliation Table 2021 2020 2021 2020 2019 2018 2017 (dollars in thousands, except share data) Book value per Common Share $23.26 $19.12 $22.02 $18.69 $17.28 $15.14 $13.41 Less: goodwill and other intangible assets (3.53) (0.46) (3.53) (0.46) (0.36) — — Tangible book value per common share $19.73 $18.66 $18.49 $18.23 $16.92 $15.14 $13.41 Common stockholders' equity $129,379 $80,024 $122,529 $78,043 $71,950 $54,230 $41,778 Less: goodwill and other intangible assets (19,627) (1,921) (19,648) (1,922) (1,508) — — Tangible common stockholders' equity $109,752 $78,103 $102,881 $76,121 $70,442 $54,230 $41,778 Total assets $1,458,180 $876,883 $1,484,641 $851,606 $848,836 $649,963 $501,358 Less: goodwill and other intangible assets (19,627) (1,921) (19,648) (1,922) (1,508) — — Tangible assets $1,438,553 $874,962 $1,464,993 $849,684 $847,328 $649,963 $501,358 Tangible common equity ratio 7.63% 8.93% 7.02% 8.96% 8.31% 8.34% 8.33%

17 Non - GAAP Reconciliation Adjusted Net Income / Diluted Earnings per Share As of or For the Three Months Ended December 31, As of or For the Years Ended September 30, Non-GAAP Reconciliation Table 2021 2020 2021 2020 2019 2018 2017 (dollars in thousands, except share data) Net income $6,537 $1,519 $10,851 $4,974 $8,085 $4,601 $2,152 Adjustments: Acquistion costs — 145 4,430 450 737 97 — Income tax effect of adjustment above — (30) (1,019) (89) (177) (36) — Adjusted net income (non- GAAP) $6,537 $1,634 $14,262 $5,335 $8,645 $4,662 $2,152 Diluted earnings per share $1.16 $0.36 $2.28 $1.18 $2.06 $1.36 $0.78 Adjustments: Acquistion costs — 0.04 0.93 0.11 0.19 0.03 — Income tax effect of adjustment above — (0.01) (0.21) (0.03) (0.04) (0.01) — Adjusted diluted earnings per share (non-GAAP) $1.16 $0.39 $3.00 $1.26 $2.21 $1.38 $0.78

18 Non - GAAP Reconciliation Adjusted ROAA / Adjusted ROATCE As of or For the Three Months Ended December 31, As of or For the Years Ended September 30, Non-GAAP Reconciliation Table 2021 2020 2021 2020 2019 2018 2017 (dollars in thousands, except share data) Return on average total assets 1.80% 0.71% 0.99% 0.58% 1.16% 0.81% 0.51% Adjustments: Acquistion costs 0.00% 0.07% 0.41% 0.06% 0.11% 0.02% — Income tax effect of adjustment above 0.00% (0.01%) (0.09%) (0.01%) (0.03%) (0.01%) — Adjusted return on average total assets 1.80% 0.77% 1.31% 0.63% 1.24% 0.82% 0.51% Average common stockholders' equity $126,397 $79,063 $94,072 $74,976 $63,588 $46,545 $35,312 Less: average goodwill and other intangible assets (19,638) (1,922) (7,672) (1,549) (492) — — Average tangible common stockholders' equity $106,759 $77,141 $86,400 $73,427 $63,096 $46,545 $35,312 Return on average common stockholders' equity 20.52% 7.62% 11.53% 6.63% 12.71% 9.89% 6.09% Adjustments: Acquistion costs 0.00% 0.73% 4.71% 0.60% 1.16% 0.21% — Income tax effect of adjustment above 0.00% (0.15%) (1.08%) (0.12%) (0.28%) (0.08%) — Adjusted return on average common stockholders' equity 20.52% 8.20% 15.16% 7.11% 13.59% 10.02% 6.09% Return on average tangible common stockholders' equity 24.29% 7.81% 12.56% 6.77% 12.81% 9.89% 6.09% Adjustments: Acquistion costs 0.00% 0.75% 5.13% 0.61% 1.17% 0.21% — Income tax effect of adjustment above 0.00% (0.16%) (1.18%) (0.11%) (0.28%) (0.08%) — Adjusted return on average tangible common stockholders' equity 24.29% 8.40% 16.51% 7.27% 13.70% 10.02% 6.09%

19 Non - GAAP Reconciliation Adjusted Operating Efficiency Ratio / Adjusted Non - interest Expense on Avg. Total Assets As of or For the Three Months Ended December 31, As of or For the Years Ended September 30, Non-GAAP Reconciliation Table 2021 2020 2021 2020 2019 2018 2017 (dollars in thousands, except share data) Operating efficiency ratio (non- GAAP) 46.84% 73.43% 66.95% 73.79% 58.43% 56.75% 66.44% Non-interest expense $8,264 $5,590 $30,005 $21,022 $15,887 $11,880 $9,584 Adjustments: Acquistion costs — 145 4,430 450 737 97 — Adjusted non-interest expense (non-GAAP) $8,264 $5,445 $25,575 $20,572 $15,150 $11,783 $9,584 Net interest income - as reported 15,269 7,327 41,708 27,122 22,421 18,221 12,882 Non-interest income - as reported 2,375 286 3,349 1,364 4,770 2,733 1,543 Less: Gain on sale of securities for sale — — 240 — — 20 — Adjusted total revenues for adjusted efficiency ratio (non-GAAP) $17,644 $7,613 $44,817 $28,486 $27,191 $20,934 $14,425 Adjusted operating efficiency ratio (non-GAAP) 46.84% 71.52% 57.07% 72.22% 55.72% 56.29% 66.44% Non-interest expense to average total assets 2.28% 2.60% 2.75% 2.47% 2.28% 2.09% 2.26% Acquistion costs 0.00% 0.07% 0.41% 0.06% 0.11% 0.01% — Adjusted non-interest expense on average total assets (non-GAAP) 2.28% 2.53% 2.34% 2.41% 2.17% 2.08% 2.26%

20 Investment Highlights Source : S&P Global Market Intelligence; SEC Filings; Company Documents. Note: All figures presented on a fiscal basis; Hanover has a fiscal year ending September 30 th . Data as of 12/31/2021. • Recent market consolidation has resulted in a lack of sub - $5 billion asset sized banks in the Long Island and Greater New York City Metro Area. • Since June 2020, there have been 12 bank transactions in the tri - state area, 7 of which involved targets with total assets less than $5 billion. High Degree of Franchise Scarcity Value • Since 2014, the residential mortgage operation has been highly focused on non - conforming lending in New York City. With the recent addition of Savoy, the Company has acquired a niche in SBA and small business commercial banking platform. • Hanover’s municipal deposit banking business is differentiated in that it is focused on long - term relationships that typically have less pricing volatility, particularly in rising rate environments. Niche Lending & Funding Expertise Drives Pricing Power • Demonstrated track record of profitability and investing in the business. Hanover is highly focused around profitability and a highly efficient operating platform and branch network. • The Company’s level of assets, loans, deposits and revenue relative to the number of branch offices is well above peers. Management believes a continued focus on operating efficiently will result in above average levels of profitability over the long - term . Efficient, Profitable and Scalable Business Model • Since 2016, Hanover has incurred $907k in cumulative net charge - off’s , representing less than 10 basis points of average loans over that time period. • Total non - accrual loans at December 31, 2021 were $6.1 million, or 0.48% of total loans, excluding loans Held - for - Sale and Small Business Administration Paycheck Protection loans. • Hanover’s reserves represent 0.78% of total loans, excluding Held - for - Sale and Small Business Administration Paycheck Protection loans. Disciplined Underwriting and High Quality Balance Sheet • Hanover’s executive team, which is led by Chairman and CEO Michael Puorro, and Brian Finneran, our President, has significant experience with M&A transactions and post - closing integration efforts. • In August 2019, the Company closed the CFSB acquisition and has successfully grown the former CFSB deposit franchise significantly. • In May 2021, the Company closed the Savoy merger , an approximately $ 650 million total asset single branch commercial bank located in NYC. The transaction significantly diversified revenue and lending mix while boosting profitability and leveraging Savoy’s expertise in commercial and SBA lending. Demonstrated Ability to Integrate M&A Transactions